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                                                                   EXHIBIT 10.37



                                RAZORFISH, INC.
                         107 GRAND STREET, THIRD FLOOR
                           NEW YORK, NEW YORK  10013

                                                      Dated as of August 8, 1997

Road Runner Group
290 Harbor Drive
Stamford, CT  06902-7441



Ladies and Gentlemen:

     This letter shall constitute the exclusive agreement between Road Runner Group, A Joint Venture of Time Inc. And Time Warner Cable, A division of time Warner Entertainment Company, L.P. ("You") and us ("Razorfish") and shall supersede all letters and/or other communications by and between the parties hereto (including, without limitation, by and between their respective agents, attorneys and so forth) prior to the date hereof regarding the subject matter hereof. The terms of said agreement are as follows:

      1.  SCOPE OF WORK, FEES, TERMS AND CONDITIONS
          -----------------------------------------

          1.01 Razorfish will work with You to plan, develop and design the so-called Road Runner Online Service (the "Work") in accordance with the scope of work, terms and conditions and fee structure as more particularly described in Exhibit A attached hereto and made a part hereof.

      2.  RIGHTS
          ------

          2.01      (a)  The Work shall be considered a "work made for hire".
If and to the extent that the Work is not deemed to be a work made for hire, Razorfish shall, and hereby does, assign, transfer and otherwise convey to You all right, title, and interest in and to the Work. Razorfish hereby waives any and all claims that Razorfish may have now or may hereafter have in any jurisdiction to so-called "rental rights", "moral rights" and all rights of "droit moral" with respect to the Work, and to the results and proceeds thereof. Razorfish agrees to take all appropriate action, and to execute any and all documents, necessary or reasonably requested by You to effectuate any of the foregoing.

                    (b) Notwithstanding anything to the contrary set forth in paragraph 2.01(a) above, Razorfish shall retain all right, title and interest in any source code and object code created by Razorfish prior to or during the term of this Agreement and which are of general applicability and non-site specific (the "Razorfish Utilities"). Razorfish hereby grants to You a non-exclusive, royalty free, perpetual, irrevocable and worldwide right and license to use the Razorfish Utilities in the form provided by Razorfish; it being understood that You shall not have the right to copy, publish or distribute any Developer Utilities other than as part of the Work. In order for a utility to be deemed a Developer Utility: (i) Razorfish shall have adequately identified to You in writing the existence of a Developer utility in any deliverable
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hereunder prior to the delivery of such deliverable, and (ii) Razorfish shall update such list at the time of delivery of such deliverable.

          2.02 In the event that You desire to modify the Work after the same is delivered by Razorfish and You do not desire to modify the work Yourself, You will provide Razorfish with the first opportunity to modify the same in accordance with the terms and conditions to be negotiated in good faith. In the event that You and Razorfish fail to agree upon all material terms with respect to such modification within fifteen (15) days following Your written request for such modifications, Your obligations pursuant to this paragraph 2.02 shall terminate.

          2.03 Razorfish is hereby granted the right to promote the Work in its on-line portfolio, its press kit, its press releases, and any other promotional materials. You shall have the right of approval with respect to the promotion by Razorfish of that portion of the Work that embodies Your name in its on-line portfolio, its press kit, its press releases, and any other promotional materials, provided, however, that such approval shall not be unreasonably withheld and shall be deemed to have been given within fifteen (15) days following Your receipt of such material, unless You notify Razorfish to the contrary within said fifteen (15) day period.

      3.  WARRANTIES, REPRESENTATIONS AND INDEMNIFICATION
          -----------------------------------------------

          3.01      You warrant and represent the following:

                    (a) You are authorized, empowered and able to enter into and fully perform its obligations under this agreement. Neither this agreement nor the fulfillment thereof by any party infringes upon the rights of any third party.

                    (b) The use and/or embodiment by Razorfish in the Work of any materials provided by You to Razorfish hereunder shall not violate or infringe upon the rights of any third party.

                    (c) You shall be solely responsible for and shall pay all sums due to any third parties entitled to receive any payments in connection with materials provided by You to Razorfish hereunder and/or materials which You require Razorfish to obtain for display and/or digital transmission in the Work.

                    (d) You agree to and do hereby indemnify, save and hold Razorfish harmless of and from any and all liability, loss, damage, cost or expenses (including reasonable attorneys' fees) arising out of or connected with any breach or alleged breach of this agreement or any claim which is inconsistent with any of the warranties or representations made by You in this agreement, and agree to reimburse Razorfish on demand for any payment made or incurred by Razorfish with respect to any of the foregoing.

          3.02      Razorfish warrants and represents the following:

                    (a) Razorfish is authorized, empowered and able to enter into and fully perform its obligations under this agreement. Neither this agreement nor the fulfillment thereof by any party infringes upon the rights of any third party.

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                    (b)  Razorfish shall be solely responsible for and shall pay all sums due to any third parties entitled to receive any payments in connection with materials embodied in the Work by Razorfish other than as provided and/or instructed by You as described in paragraph 3.01(c) above.

                    (c) The Work (other than content contributed by You) and all work prepared by Razorfish hereunder will be the original work of Razorfish.

                    (d) The Work (other than content contributed by You) and all materials and methodologies used by Razorfish in performing its services hereunder will not knowingly (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright, trademark, trade secret or other proprietary right in any jurisdiction or otherwise contravene any rights of any third person.

                    (e) When delivered, the Work will be free of any disabling code or other device ("Disabling Device") that is intended by Razorfish:

                         (i)   to cause the Work or any portion thereof to
become erased other than as may be expressly requested by You in writing; or

                         (ii)  to cause the Work or any portion thereof to
become incapable of performing or operating as intended by the parties hereto;
or

                         (iii) to cause any other system to become erased or
inoperable.

                    (f) For a period of 30 days following the launch thereof, the Work will be (i) free from defects in material and workmanship under normal use and (ii) will function as intended in accordance with this agreement. In the event that the Work fails to conform to the provisions of this paragraph 3.02(f), Razorfish shall make, at its own expense, whatever corrections are reasonably necessary in order to satisfy such provisions.

                    (g) Razorfish, in performing its services hereunder, will not alter the content contributed to the Work by You in any manner without permission.

                    (h) Razorfish will, in performing its obligations hereunder, comply with all applicable laws.

                         (i)  In the event that the Work embodies date-related
functionalities, the Work shall (1) accurately process date-related information for all dates during and after January 1, 2000; (2) function without any change in operation associated with the commencement of the year 2000 other than as may be intended by the parties hereto; (3) respond to two-digit date information in a way that resolves any ambiguity as to century; and (4) store and provide output of date information in ways that are unambiguous as to century.

                    (j) Razorfish agrees to and does hereby indemnify, save and hold You harmless of and from any and all liability, loss, damage, cost or expenses (including reasonable attorneys' fees) arising out of or connected with any breach or alleged breach of this agreement

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or any claim which is inconsistent with any of the warranties or representations made by Razorfish in this agreement, and agrees to reimburse You on demand for any payment made or incurred by You with respect to any of the foregoing.

      4.  CONFIDENTIALITY
          ---------------

          4.01 You and Razorfish acknowledge that, in connection with the services rendered hereunder, the parties may provide certain proprietary technical, financial and other information (collectively, the "Information") to each other.

          4.02 You and Razorfish agree that the Information will be treated, held and maintained by You and Razorfish and their respective representatives in the strictest confidence, will be used by You and Razorfish and their respective representatives solely and exclusively for the purpose of furthering the activities contemplated herein, and will not, directly or indirectly, be used for any other purpose whatsoever by either party or its representatives without prior written consent of the other party.

          4.03 You and Razorfish agree that, upon written request by either party hereto, all Information given by one party to the other party shall immediately be returned to the party which owns, controls or developed the same and no part thereof shall be retained by the other party or such other party's representatives in any form and/or for any reason.

          4.04 (a) Notwithstanding the provisions of paragraph 4.02 above, Razorfish does not have to keep Information confidential if: it is or becomes available to the public, other than as a result of disclosure by Razorfish; it becomes available to Razorfish from a source other than You and that source was not bound by a confidentiality agreement with You or Razorfish can demonstrate that Razorfish possessed the Information prior to disclosure by You or otherwise.

                    (b) Notwithstanding the provisions of paragraph 4.02 above, You does not have to keep Information confidential if: it is or becomes available to the public, other than as a result of disclosure by You it becomes available to You from a source other than Razorfish and that source was not bound by a confidentiality agreement with Razorfish; or You can demonstrate that You possessed the Information prior to disclosure by Razorfish or otherwise.

          4.05 If a party hereto becomes legally compelled to disclose any of the other party's Information, the compelled party shall undertake reasonable efforts to provide the other party with prompt notice of such requirement or advice prior to disclosure so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement. If such protective order or other remedy is not obtained, or the other party waives compliance with the provisions hereof, the compelled party agrees to furnish only that portion of the Information which it is legally required to so furnish and, at the request of the other party, to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Information, it being understood that such reasonable efforts shall be at the cost and expense of the party whose Information has been sought.

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      5.  MISCELLANEOUS
          -------------

          5.01 All notices hereunder shall be in writing and shall be sent by certified mail, return receipt requested, overnight courier, by messenger or by facsimile, with confirmation of receipt, to the applicable address above. If the notice is sent by mail, the effective date of the notice will be the fifth day after the date of the United States Postal Service postmark, or the date of actual receipt if it was not postmarked by the United States Postal Service. If the notice is sent by overnight courier, the effective date of the notice will be the date the notice was given to the courier service, as shown by the courier service's records. If the notice is hand delivered, the effective date of the notice will be the date shown on a written receipt given by the recipient to the messenger.

          5.02 The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This writing sets forth the entire understanding between the parties with respect to the subject matter hereof, and no modification, amendment, waiver, termination or discharge of this agreement shall be binding upon either party unless confirmed by a written instrument signed by the parties hereto. Section headings are included for reference only, and are not part of this agreement.

          5.03 This agreement is made under and governed by the internal laws of New York State, excluding its conflict of laws rules.

          5.04 (a) Neither party hereto, without the prior written consent of the other party, may assign this agreement or any of its rights and/or obligations hereunder other than in connection with a merger, acquisition or consolidation involving all or substantially all of the assigning party's assets. No assignment made in accordance with the terms of this paragraph 5.04(a) shall relieve the respective assignor of its obligations hereunder, it being understood that such assignor shall remain primarily liable with respect thereto.

                    (b) Razorfish shall cause every person it employs in connection with its services hereunder to agree in writing to comply with the terms and conditions of Articles 2 and 4 hereof.

          5.05 The parties acknowledge and agree that a breach of any of the provisions of this agreement would result in immediate and irreparable harm for which money damages would not be an adequate remedy. In the event of any breach of the provisions of this agreement, the non-breaching party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available at law or in equity.

          5.06 The provisions of Paragraphs 2.01, 2.03, 3.4 and Article 5 shall survive termination, expiration or cancellation of this agreement.

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     If the foregoing is not consistent with Your understanding and agreement, then please contact Razorfish immediately as Razorfish is proceeding in reliance thereon; otherwise please sign in the respective space provided below.



                              Very truly yours,

                              RAZORFISH, INC.



                              By: /s/ Jeffrey A. Dachis
                                 -------------------------------
                                   Jeffrey A. Dachis
                              Its: President



AGREED TO AND ACCEPTED

ROADRUNNER GROUP, A JOINT VENTURE OF TIME
INC. AND TIME WARNER CABLE, A DIVISION OF
TIME WARNER ENTERTAINMENT CO., L.P. ("YOU")

By: /s/ Kendra Egge Wilde
   -------------------------------
      Kendra Egge Wilde
Its:  Vice President - Business Development
      And An Authorized Representative

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